Exhibit 23-1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this Registration Statement on Amendment Number 2 to Form S-1 of our report dated May 30, 2008 (except for Note 13 which is dated July 9, 2008) relating to the financial statements of IVT Software, Inc. at April 30, 2008 and 2007 and the years then ended and the period March 15, 2006 (inception) to April 30, 2008.

/s/ Kempisty & Company
Certified Public Accountants, P.C.

August 28, 2008
New York, New York